Exhibit 99.1

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EDITED TRANSCRIPT
TDW - Q1 2017 Tidewater Inc Earnings Call

EVENT DATE/TIME: AUGUST 10, 2016 / 03:00PM GMT

OVERVIEW:
Co. reported 1Q17 revenues of $168m and net loss of $89.1m or $1.89 per share.

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AUGUST 10, 2016 / 03:00PM GMT, TDW - Q1 2017 Tidewater Inc Earnings Call

CORPORATE PARTICIPANTS

Joe Bennett Tidewater Inc - EVP and Chief IR Officer

Jeff Platt Tidewater Inc - President and CEO

Quinn Fanning Tidewater Inc - EVP and CFO

CONFERENCE CALL PARTICIPANTS

Turner Holm Clarksons Platou Securities - Analyst

Douglas Dethy DC Capital Advisors - Analyst

PRESENTATION

Operator

Welcome to the first-quarter earnings conference call for Fiscal 2017. My name is John; I'll be your operator for today's call.

(Operator Instructions)

Please note the conference is being recorded. And I will now turn the call over to Joe Bennett.

Joe Bennett - Tidewater Inc - EVP and Chief IR Officer

Thank you, John. Good morning, everyone, and welcome to Tidewater's first-quarter Fiscal 2017 earnings results conference call for the period ended June 30, 2016. I am Joe Bennett, Tidewater's Executive Vice President and Chief Investor Relations Officer, and I want to thank you for your interest in Tidewater. With me this morning on the call are our President and CEO Jeff Platt; Jeff Gorski, our Executive Vice President and Chief Operating Officer; Quinn Fanning, our Executive Vice President and CFO; and Bruce Lundstrom, our Executive Vice President, General Counsel and Secretary.

We will follow our usual conference call format. Following our opening formalities, I will turn the call over to Jeff for his initial comments, to be followed by Quinn's financial review. Jeff will then provide some final wrap-up comments and we will then open the call for questions.

During today's conference call, we may make certain comments that are forward looking and not statements of historical fact. I know that you understand that there are risks, uncertainties and other factors that may cause the Company's actual future performance to be materially different from that stated or implied by any comment that we may make during today's conference call. Additional information concerning the factors that could cause actual results to differ materially from those stated or implied by the forward-looking statements may be found in the risk factor section of Tidewater's most recent form 10-K.

With that, I will turn the call over to Jeff.

Jeff Platt - Tidewater Inc - President and CEO

Thank you, Joe, and good morning to everyone. Yesterday, after the market's close, we reported a net loss for our first quarter of fiscal 2017, ended June 30, 2016, of $89.1 million, or $1.89 per share, inclusive of a few items highlighted in our quarterly earnings press release.

The current quarter includes an after-tax, non-cash asset impairment charge of $0.77 per share along with after-tax foreign exchange losses per share of $0.06, due primarily to the devaluation of the Nigerian naira, and a $0.02 foreign exchange loss included in the company's equity and net losses of unconsolidated companies related to our Angolan joint venture, Sonatide. Excluding these items, our per share loss for the quarter would have been $1.04. Quinn will also provide you, in a minute a few additional items that had an impact on the current quarter's numbers.

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This quarter's loss was greater than the loss we reported in our March quarter and a significant decline from the year-ago quarter, when we reported a small adjusted profit per share. Our results reported for this quarter compared to the year-ago quarter is a reflection of a very different offshore vessel market in which we are currently operating, with this quarter's revenues of $168 million being 45% below those earned in the year-ago quarter. Sequentially, this quarter's revenues were 9% lower than in the March quarter.

We have noted that a number of oilfield service executives seem to have called a market bottom in recent weeks. No doubt there are positive and less positive data points that one could point to, but we generally remain cautious in regards to the likely pace of an offshore recovery.

Rather than speculating about the future direction of commodity prices, we are focused on trying to better understand the forces that drive offshore activity levels and how those forces may be changing, while at the same time responding to market challenges and controlling the things that we can control. We are confident that Tidewater can navigate through this downturn, and that the company will be well positioned for the industry recovery when it occurs.

To date, we have substantially reduced our operating costs, our G&A and capital expenditures. We will continue to do the needful in order to prudently reduce costs while we continue to deliver a very high level of service quality throughout our operations worldwide.

During this quarter, we continued to build on our strong safety performance and maintain our commitment to a best-in-class compliance program. To date this current fiscal year, we have experienced zero lost time accidents, and, in fact, I am very proud to state that over the last 30 months, we have had a total of one LTA that occurred back in March of 2015.

These 30 months totaled nearly 80 million man hours worked. Our total Recordable Incident Rate, or TRIR, thus far this fiscal year is 0.05 for 200,000 man hours worked, which is an improved rate from our historical record performance in fiscal 2016. Again, I want to thank all of our employees for their dedication to operating safely every day.

Let me now briefly comment on the status of our discussions with our lenders and noteholders. Our press release issued yesterday, and a footnote in our Form 10-Q filed yesterday, provides a more complete update on this important topic. Instead of repeating the entire disclosure, I will summarize the progress made since our last disclosure of this matter in late May 2016.

As of June 30, 2016, we did not meet the 3 times minimum interest coverage ratio contained in certain of our debt agreements. In connection with that determination, we have obtained limited waivers from the necessary lenders and noteholders waiving our compliance with the minimum interest coverage covenant and extending the previously received waiver of the company's requirement to deliver an audit opinion without any qualification or explanatory paragraph. These limited waivers take us through September 18, 2016.

The discussions with our principal lenders and noteholders continue in an effort to reach agreement on a sustainable credit package that meets the company's needs in light of the current market conditions. We believe the discussions to date have been constructive and progress has been made in resolving several important issues, but, obviously, we are not there yet. Our goal is to resolve the remaining issues and reach an agreement, but you can appreciate that we cannot provide assurances that the remaining issues will be resolved.

Let me now turn the call over to Quinn to walk you through the financial details of our results, expand on some of my earlier comments and address our outlook for the near term. Quinn.

Quinn Fanning - Tidewater Inc - EVP and CFO

Thank you, Jeff. Good morning, everyone. As you know, we issued our earnings press release and filed our quarterly report on Form 10-Q through the EDGAR filing service after the market closed yesterday.

As Jeff noted, we reported an adjusted loss per diluted common share of $1.04 for the June quarter, which includes adjustments for non-cash asset impairment charges and foreign exchange losses of $0.85 per share.

Despite the pre-tax loss, the June quarter results also reflect tax expense of approximately $4 million, primarily due to revenue-based taxes in a number of international jurisdictions in which we operate. Results for the June quarter also reflect professional services costs related to our ongoing debt negotiations of approximately $4.5 million.

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Vessel revenue for the June quarter, at approximately $162 million, was down approximately $18 million, or approximately 10%, quarter-over-quarter. Approximately $13 million, or approximately 70%, of the quarter-over-quarter change reflects our stacking of previously active vessels that we expect to be underutilized in the coming quarters. More broadly, the quarterly trend in vessel revenue reflects a soft and choppy global offshore market, with too many vessels chasing too few jobs.

As Jeff noted, one can point to both positive and negative data points in the broader oilfield services market. Vessel revenue for us in the June quarter was a similar story. On the one hand, we had five vessels that were delivered into the Tidewater fleet in the March and June quarters. Those newbuild vessels are working and contributed a couple million dollars of incremental vessel revenue in the June quarter. Likewise, lost revenue due to vessels in dry dock was down a couple of million dollars quarter-over-quarter.

Offsetting these two elements of the June quarter's revenue story, we saw weaker vessel utilization, particularly for our operations on the West African coast where continuity of work has been a primary challenge. In response, we have continued to stack vessels in order to reduce operating costs and to maintain utilization of the active fleet at or above 70%. This seems to be a level of utilization above which we can generate reasonable vessel level cash operating margins, at least on a percentage basis.

On a global basis, Tidewater's average active vessel count, at 181 vessels, was down 16 vessels quarter-over-quarter. During the just-completed quarter, we stacked 19 vessels, reactivated 2 previously stacked vessels, and disposed of 5 vessels that were stacked at March 31, 2016. As a result, the stacked fleet during the June quarter averaged 87 vessels, and was at 89 vessels at June 30, or up 12 vessels since March 31st, with most of the quarter-over-quarter increase in the stacked fleet coming from the Africa operations. I will also note that 80 of the 89 vessels stacked at June 30 were built or acquired by Tidewater since 2000. Within that group of 80 vessels, 26 vessels were 5 to 10 years old, and 15 vessels were less than 5 years old.

Overall, our active vessel utilization, at 72%, was down approximately 1 percentage point quarter-over-quarter, and averaged day rates, at approximately $13,700, were basically flat quarter-over-quarter.

Vessel operating costs in the June quarter, at approximately $109 million, were up approximately $11 million, or approximately 11%, quarter-over-quarter, approximately half of which reflects our reversal of expense accruals related to our expropriated Venezuelan subsidiary in the March quarter.

For reference, most of the Venezuela related expense benefit that was recognized in the March quarter was reflected in our crew costs. Otherwise, the most significant quarter-over-quarter increase in operating costs was in insurance costs and loss reserves, which was up approximately $8 million quarter-over-quarter, largely due to favorable adjustments to case-based reserves in the March quarter and increases in case-based reserves in the June quarter and the knock-on effect to profit-sharing provisions of the risk pool, which is essentially a retrospective premium adjustment. Provided we are able to sustain the strong safety results that we have achieved in the last couple of fiscal years, I would expect insurance costs and loss reserves to trend down over the remaining quarters of the current fiscal year.

Repair and maintenance costs were also up approximately $2 million quarter-over-quarter, largely related to the timing of dry docks as well as unscheduled repairs that were undertaken in the June quarter.

For reference, vessel operating costs were down approximately $70 million, or approximately 40%, relative to the June quarter of fiscal 2016.

Vessel-level cash operating margin for the June quarter was approximately 33%. Normalizing for elevated insurance costs and loss reserves, adjusted vessel-level cash operating margin was in the 36% to 37% area in the June quarter. Similarly adjusted, vessel-level cash operating margin for the March quarter was approximately 41%.

Total general and administrative expense in the June quarter, at approximately $37 million, was basically flat quarter-over-quarter, with lower personnel and property costs largely offset by higher professional services costs.

For reference, reported G&A for the June quarter of fiscal 2017 was down approximately $7 million, or approximately 16%, relative to reported G&A in the June quarter of fiscal 2016. Adjusting for higher professional services costs, G&A is down approximately 25% year over year.

EBITDA for the June quarter was approximately $12 million. In addition to the drag of the previously referenced foreign exchange losses and elevated professional services costs, note that G&A in the June quarter is after approximately $8 million in vessel-operating lease expense.

CapEx net of proceeds from asset dispositions and approximately $12 million in shipyard refunds was a negative $5 million in the June quarter (i.e., investing activities in the June quarter was a source of cash.)

Remaining payments on four vessels under construction as of June 30 were approximately $58 million, or approximately $41 million when netted against $17 million of remaining amounts due from shipyards as of June 30. These amounts are the vast majority of expected net CapEx over the next four quarters. Note also that these

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remaining payments on construction in process assumes Tidewater will not exercise options to accept an additional six vessels that are under construction. That is our current operating assumption.

Subsequent to the June 30 balance sheet date, we took delivery of a 261-foot deepwater PSV and used existing shipyard credits to cover the $3 million final payment that was due at delivery. The remaining $14 million of shipyard refunds that are due to the company (i.e., the $17 million at June 30, less the $3 million used as a shipyard credit) are expected to be received by the company sometime in the December quarter. This amount again assumes that we don't exercise the options to accept the six option vessels.

I will also note that, during the June quarter, the company and a different shipyard agreed to defer the delivery of a 292-foot deepwater PSV from September of 2016 to April of 2017. This will have the effect of deferring approximately $27 million of CapEx by about two quarters.

In regards to fleet profile and performance, as I mentioned earlier, Tidewater's active fleet averaged 181 vessels in the June quarter. Active deepwater vessels averaged 61 vessels in the June quarter, and were down 8 vessels quarter-over-quarter. Active towing supply vessels averaged 84 vessels in the June quarter, and were down 3 vessels quarter-over-quarter. Active other vessels, which includes crew boats and offshore tugs, averaged 36 vessels and were down 5 vessels quarter-over-quarter.

As I noted earlier, utilization of the active fleet, at approximately 72%, was down approximately 1 percentage point quarter-over-quarter. Average day rates, at approximately $13,700, were flat quarter-over-quarter.

Utilization of active deepwater vessels in the June quarter was approximately 76%, or up approximately 4 percentage points quarter-over-quarter. Utilization of active towing supply vessels was approximately 72%, or down approximately 1 percentage point quarter-over-quarter. Utilization of other vessels was approximately 66%, and was down approximately 10 percentage points quarter-per-quarter.

Average day rates for the deepwater vessels, at approximately $19,700, were down approximately $1,200, or approximately 6% quarter-over-quarter. Average day rates for towing supply vessels, at approximately $12,500, were down about $140, or about 1% quarter-over-quarter. Average day rates for the other vessels, at approximately $5,400, were up about $1,100, or approximately 25% quarter-over-quarter, largely reflecting the mix of working vessels.

Looking at our four geographic reporting segments, I will just hit the tops of the waves. I will also call to your attention that our operations in the Mediterranean Sea will now be reported in the new Africa/Europe segment rather than the historical Middle East/North Africa segment. Remaining elements of the old MENA segment will now be reported as a Middle East segment, which now includes operations in the Arabian Gulf and the Red Sea, including operations offshore Saudi Arabia, as well as operations offshore India. Financial and operating statistics for the prior quarters have been adjusted for comparison to financial and operating statistics for the just completed June quarter.

For the Africa/Europe segment, which accounted for approximately 43% consolidated first-quarter vessel revenue, vessel revenue was off approximately 15% quarter-over-quarter. Average active vessel count in the Africa/Europe segment, at 90 vessels, was off 11 vessels quarter-over-quarter. Active vessel utilization across the Africa/Europe segment, at 71%, was down about 5 percentage points quarter-over-quarter, and average day rates, at $12,100, were up about 1% quarter-over-quarter.

For the Americas segment, which accounted for approximately 37% of consolidated first-quarter vessel revenue, vessel revenue was down about 5% quarter-over-quarter. The average active fleet count in the Americas segment, at 47 vessels, was down about 3 vessels quarter-over-quarter. Utilization of active vessels in the Americas segment, at 70%, was down about 3.5 percentage points quarter-over-quarter. Average day rates within the Americas segment, at $20,400 in the June quarter, were up about $1,300, or about 7% quarter-over-quarter.

In the Middle East segment, which accounted for approximately 15% of first-quarter consolidated vessel revenue, vessel revenue was basically flat quarter-over-quarter. The active fleet in the Middle East, at 30 vessels, was up 1 vessel quarter-over-quarter. Utilization of active vessels in the Middle East, of approximately 78%, was up approximately 10 percentage points quarter-over-quarter. Average day rates in the Middle East, at approximately $11,100 in the June quarter, were down approximately 11% quarter-over-quarter.

In the Asia/Pac region, which accounted for the remaining 5% of first-quarter consolidated vessel revenue, vessel revenue was down about 19% quarter-over-quarter. The active vessel count in Asia/Pac, at 14 vessels, was down 3 vessels quarter-over-quarter. Utilization of active vessels in Asia/Pac, at approximately 76%, was up about 8 percentage points quarter-over-quarter; however, average day rates in Asia/Pac, at about $8,600, were down about 8% quarter-over-quarter.

Turning to financing and investment issues, cash flow from operations for the three months ended June 30 was a negative $11 million. CFFO for the comparable period of fiscal 2016 was approximately $93 million.

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If you look at the year-over-year change in CFFO for the June quarter, of approximately $100 million, approximately 50% related to changes in the net loss before depreciation and amortization expense and asset impairment charges. The remaining approximately 50% relates to changes in net working capital, with net working capital nearly flat over the course of the just-completed quarter, whereas we had a large liquidation of net working capital in the June quarter of fiscal 2016, with much of the positive change in working capital balances in the June quarter of fiscal 2016 related to collections from our Angolan joint venture.

At June 30, the net due from affiliate related to our Angolan operations was approximately $145 million, or down approximately $6 million quarter-over-quarter. The net due from affiliate is down approximately $49 million from June 30, 2015 to June 30, 2016.

CapEx for the three months ended June 30 was approximately $8 million, all of which was funded by proceeds from asset dispositions and the return by shipyards of milestone payments that were previously paid by Tidewater pursuant to canceled vessel construction contracts. As I noted earlier, with the termination of a number of ship construction projects, the go-forward CapEx that is required to complete our remaining ship construction projects is relatively modest.

Total debt and net debt at June 30 was $2.04 billion and $1.37 billion, respectively. Net-debt-to-net-book capital at 6/30/16 was approximately 38%.

Cash at 6/30 was approximately $669 million and includes the proceeds of our previously reported mid-March draw on our $600 million revolving credit facility.

In closing, I will just underscore Jeff's comments that we remain focused on properly maintaining our young and relatively high-specification fleet, whether our vessels are currently active or currently inactive. We are also focused on delivering high-quality service to our customers, controlling our costs and preserving and protecting available liquidity, recognizing that available liquidity is the bridge to the other side of the currently challenging offshore market.

In regards to our cost-reduction initiatives, note that our global headcount at June 30 was approximately 6,300 people, or down approximately 30% from peak staffing levels in fiscal 2015. Staff reductions; selective compensation adjustments, some of which were detailed in our recent proxy statement; and other realized savings that are related to stacking underutilized vessels has allowed us to reduce our combined quarterly OpEx and G&A by approximately $80 million year over year, or more than $300 million annualized.

Additional cost reductions are expected from selected consolidation of operating areas and regions and ongoing supply chain initiatives, recognizing that professional services costs tied to our debt negotiations will likely remain high, at least in the near- to intermediate-term.

As I noted on our last earnings conference call, operationally, our intent is to live within our means and thereby better position the company for a future upturn in offshore activity. Successfully negotiating amendments to our existing debt arrangements that are acceptable to all stakeholders is also an important element in so positioning the company. As you would expect, we and our Board of Directors have appropriately prioritized these ongoing negotiations with our various creditor constituencies.

With that, I will turn the call back over to Jeff.

Jeff Platt - Tidewater Inc - President and CEO

Thanks, Quinn. The volatility in oil prices and the ultimate impact on our customers' spending habits makes predicting the future for our industry very challenging. As noted, we are not in the business of calling market tops or bottoms, but we are in the business of managing through whatever environment may confront us. Right now that environment remains extremely challenging.

As Quinn walked you through the quarter's financial performance, it probably became very evident that virtually every geographic market deteriorated this quarter -- some more so than others. Some believe that the pace of deterioration is slowing, and we hope that proves to be the case. But, for now, our customers continue to reduce their planned capital spending in response to weak and volatile oil prices. With declining U.S. and non-OPEC oil production and ongoing production disruptions offsetting some of the increased output from OPEC members, the oil surplus appears to be contracting, helping to reduce global oil inventories.

However, the pace of this shrinking in over-supply remains slow and the industry continues to confront an outlook of tepid global economic growth, which may dampen oil demand growth. Until oil prices establish a plateau sufficiently high and long enough for oil company managers to gain confidence in a recovery that improves their offshore project economics, our market will remain challenged.

As we have learned from previous market downturns, recoveries do follow. This recovery, like most previous ones, will be driven by declining production due to a lack of capital spending, reservoir depletion and growing demand. These forces are all currently at work and we remain confident that they will ultimately lead to higher oil prices, which would then lead to increased spending by our customers.

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Despite lower oil prices, the offshore industry continues to find new, attractive oil and gas deposits to develop. They have been found in such widely dispersed regions as the Indian Ocean, the Mediterranean Sea, offshore South America and in the Caribbean Sea. The challenge for the offshore industry is reducing the cost and time required for bringing these new fields into production. We are confident that, once our customers become comfortable, the oil price outlook, reduced offshore costs and improved efficiencies will lead to a return of drilling and production activity.

Higher utilization and improved day rates will be a very welcomed change, and if we have managed our cost structure appropriately, should lead to improved profitability. As managers, we will continue to focus on controlling those things that we can control -- vessel operating costs, capital expenditures and our G&A costs. This operating philosophy is part of Tidewater's core disciplines -- outstanding safety performance, attention to maintaining a high standard of compliance and delivering high quality service every day to our customers. We believe these disciplines help distinguish our operations from those of our competitors, and are important for securing work in the highly competitive marketplace we confront.

That philosophy, combined with the largest global footprint of the industry and a new, diverse fleet that is capable of working in all water depths, provides Tidewater with the ability to seek out and respond to market improvements, wherever they may appear. That flexibility will become increasingly important as the next few years unfold, and explains why we have been working so diligently to reach the appropriate agreement with our lenders to ensure that we will have the financial flexibility necessary as this cycle plays out.

Reaching the correct agreement has been a much more important goal for us than is working to an artificial time deadline. In the meantime, we will operate proactively to reduce operating costs and closely scrutinize additional investment in the business. We want to make sure that we are well positioned when this cycle turns up so that we can rapidly grow our market presence, restore our earnings capability and deliver a better share price and returns to our loyal shareholders.

With that, we are now ready for your questions.

QUESTION AND ANSWER

Operator

(Operator Instructions)

Turner Holm, Clarkson Platou. Please go ahead.

Turner Holm - Clarksons Platou Securities - Analyst

Good morning, gentlemen.

Jeff Platt - Tidewater Inc - President and CEO

Good morning, Turner.

Turner Holm - Clarksons Platou Securities - Analyst

Hey there. So I have a question on the language in the 10-Q about the discussions with lenders. There's a mention in there of equity or equity-linked compensation among other things as part of the potential cure for the covenant issues. Could you provide some more color there? I mean, what exactly do you mean by that?

Quinn Fanning - Tidewater Inc - EVP and CFO

I guess it's tough to get into a lot of details since we really don't have a finalized arrangement at this point. But I guess the themes in our discussions with the various creditor constituencies has really had four key elements.

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One is whether or not we secure up the facility, and ,if so, what is the appropriate security package? Two is whether there is a reduction in exposure for some or all of the lenders, which obviously is the other side of the coin from the way the company looks at it, which is what available liquidity do we have for us on a go-forward basis?

The third bucket is really covenants on a go-forward basis, which is an important part of the company's thinking. Because at the end of the day we're trying to make sure we have adequate runway to take us through what may still be a multi-year downturn.

The final bucket is broadly defined as compensation, whether it's viewed as -- in consideration for the amendments, more flexibility or a change in risk profile as a result of the way the market has developed over the last couple of years. And compensation is what we're talking about, and whether that comes in the form of additional interest rates, fees, equity or equity-linked compensation.

In some sense it's all part of the same bucket; in another sense ,obviously, to what extent we're trying to warehouse or preserve liquidity, we want to just make sure we're thinking through all of the available alternatives both to us and to the creditor constituencies as we sort through the final terms of an agreement, if we can do so. So I guess what we've tried to do with our disclosure isn't necessarily to telegraph a deal that is about to be inked, it's to telegraph a menu that we are all working off of in hopes again of reaching a deal that is both acceptable to the company and to the creditor constituencies that we are at the table with, and at the end of the day our shareholders and all other stakeholders.

I did see yours and other write ups regarding the reference to equity or equity compensation. I don't want you to read too much or too little into it. We view it as one of the tools in the toolkit that is available to us and the lenders to reach some deal, if a deal is possible to reach. Is that responsive to your question?

Turner Holm - Clarksons Platou Securities - Analyst

Yes, I appreciate the color and I appreciate that it's a complex negotiation and nothing is necessarily done yet, which I guess leads me to my next question. I hope you understand I am not trying to be flippant, but do you, Jeff and Quinn, do you think that this is solvable outside of court?

If so, what gives you that confidence? Do you feel like you've made a very significant amount of progress in the last few months? Basically, can you get it done in the next month or so?

Quinn Fanning - Tidewater Inc - EVP and CFO

I guess I'd answer it this way; we think it is in ours and again the various creditor constituencies' best interests to reach a consensual deal. The fact of the matter is we are presently sitting on $650 million plus of cash that is adequate liquidity, in the company's view, to get us through the next couple of years, particularly when you recognize the totality of our capital expenditures that remain are about $41 million, I believe, on a net basis.

Likewise, as I mentioned, we are generally living within our means operationally; meaning that we have done the needful in regards to cost reduction in light of the lower revenue reality that we live with. So the company is not burning cash from an operating perspective.

We have modest CapEx, and our need for liquidity is essentially for intra-quarter or intra-year balance sheet movements, contingency planning and ultimately to have access to liquidity to address scheduled debt maturities, which really don't kick in until the end of 2017. Today the company's capital structure is unsecured, we have plenty of liquidity. The company is desirous of reaching a consensual deal, but at the end of the day, it takes two to tango. And, in our case, I think it's four or five.

So, it has been a complex negotiation. There is a challenge at times of harmonizing the disparate interests of the various creditor constituencies, but, to be very clear, the company is trying to get a deal done.

Rational minds should prevail in terms of reaching a consensual deal. As a public company we can't make assurances that a deal will be reached or when it will be reached. We and you would prefer that this was in the rearview mirror, but as Jeff highlighted, our interest is much more in striking a good deal than in striking a fast deal.

Turner Holm - Clarksons Platou Securities - Analyst

Sure. I appreciate it. Thanks for taking my questions, and I appreciate your responses.

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Quinn Fanning - Tidewater Inc - EVP and CFO

Thank you.

Operator

(Operator Instructions)

Douglas Dethy from DC Capital.

Douglas Dethy - DC Capital Advisors - Analyst

Good morning, thanks. Just as you look at I guess your negotiations, if the company did enter into a bankruptcy proceeding would all the lenders then be lumped together? They are all unsecured as I understand now, except maybe for a small piece of it.

Quinn Fanning - Tidewater Inc - EVP and CFO

I think that is a reasonable assumption.

Douglas Dethy - DC Capital Advisors - Analyst

So then the negotiation -- go ahead please.

Quinn Fanning - Tidewater Inc - EVP and CFO

Maybe I'll back up on that. Yes, our current capital structure is entirely unsecured. The vast majority of our borrowings reside at the public parent company.

There is a subset of the debt outstanding, in particular debt related to our Norwegian operations, that resides at a subsidiary. In some sense that is a different kettle of fish. But, that and the parent company debt is all unsecured at present.

Douglas Dethy - DC Capital Advisors - Analyst

So the groups that I understand they're different groups you're dealing with now, but if they were in a court proceeding they would all be in the same bucket. And that probably would not be most advantageous from their standpoint I would think. I will leave it there.

Quinn Fanning - Tidewater Inc - EVP and CFO

Agreed.

Douglas Dethy - DC Capital Advisors - Analyst

Thank you.

Operator

I show no further questions at this time.

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Joe Bennett - Tidewater Inc - EVP and Chief IR Officer

If there are no further questions, we will wrap this up. Again, we appreciate everyone's time and interest in our company, and we wish you a good rest of the day. Thank you very much.

Operator

Thank you, ladies and gentlemen. This concludes today's conference. Thank you for participating and you may now disconnect.

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